Exhibit 99


                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS REPORT, BEFORE BUYING ANY SHARES. YOU ALSO SHOULD BE
AWARE THAT THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE NOT
RELATED TO HISTORICAL RESULTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS CONCERNING OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING RISK FACTORS.

WE ARE DEPENDENT ON A SINGLE PRODUCT FOR MOST OF OUR REVENUE, AND IF WE DO NOT INCREASE THE MARKET FOR OUR PRODUCT, WE WILL BE UNABLE TO BE PROFITABLE AND OUR BUSINESS WILL BE HARMED.

         More than 80% of our revenue since inception has been generated from sales of, or royalties from the sales of, the Autoscope(R) system vehicle detection system, and the Autoscope system currently is our only product sold commercially. The application of machine vision technology to traffic management is a relatively new concept in the traffic management industry. Our financial success and prospects for growth will depend in large part on the continued development of the market for advanced technology solutions for traffic management and the acceptance of the Autoscope system as a reliable, cost-effective alternative to traditional vehicle detection systems. We cannot assure you that a sustainable market will develop for the Autoscope system or that, if a sustainable market does not develop, we will be able to utilize our technology profitably in other products or markets. If the Autoscope system does not gain greater market acceptance and if we are unable to increase awareness of our product and expand our customer base, sales of our products will suffer and we may be unable to sustain our business.

IF GOVERNMENTAL ENTITIES ELECT NOT TO USE OUR PRODUCT DUE TO BUDGETARY CONSTRAINTS, PROJECT DELAYS OR OTHER REASONS, OUR REVENUES MAY FLUCTUATE SEVERELY OR BE SUBSTANTIALLY DIMINISHED.

         We sell the Autoscope system primarily to governmental entities for use in large traffic control projects using advanced traffic control technologies. Unless and until broader market acceptance of the Autoscope system is achieved, we will continue to rely substantially on revenues and royalties from sales of the Autoscope system to governmental entities. It often takes considerable time before governmental traffic control projects are developed to the point where a purchase of the Autoscope system is made, and a purchase of our product also may be subject to a time-consuming approval process. Additionally, governmental budgets and plans may change without warning. Substantial delays in purchase decisions by governmental entities, or governmental budgetary constraints, could cause our revenues and income to drop substantially or to fluctuate significantly between fiscal periods.

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IF OUR PRIMARY DISTRIBUTOR FAILS TO PAY ROYALTIES TO US IN A TIMELY MANNER OR AT
ALL, OUR FINANCIAL RESULTS WILL SUFFER.

         We have entered into an agreement with Econolite Control Products, Inc., pursuant to which Econolite is the exclusive distributor of the Autoscope system in North America and the Caribbean. In exchange for its right to distribute our product, Econolite pays us royalties for sales of the Autoscope system. Since 1991, more than 60% of our revenue has consisted of royalties resulting from sales made by Econolite. A failure by Econolite to make royalty payments to us in a timely manner or at all will significantly reduce our revenues and harm our financial condition.

OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND MARKETING OUR PRODUCT MAY PREVENT US FROM MEETING CUSTOMERS' NEEDS IN A TIMELY MANNER.

         We do not have, and do not intend to develop in the near future, the capability to manufacture our products. We have entered into agreements with Econolite Control Products, Inc. and Cohu, Inc., Electronic Division to manufacture the Autoscope system and related technology. If Econolite and Cohu are unable to manufacture our products in the future, we may be unable to identify other manufacturers able to meet product and quality demands in a timely manner or at all. Our inability to find suitable manufacturers for our products could result in delays or reductions in product shipments, which in turn may harm our business reputation and results of operations. In addition, we have granted Econolite the exclusive right to market the Autoscope system and related products in North America and the Caribbean. Consequently, our revenues depend to a significant extent on Econolite's marketing efforts. Econolite's inability to effectively market the Autoscope system, or the disruption or termination of that relationship, could result in reduced revenues and market share for our products.

OUR DEPENDENCE ON SINGLE-SOURCE SUPPLIERS AND SPECIALIZED SUPPLIERS MAY PREVENT US FROM MEETING CUSTOMERS' NEEDS IN A TIMELY MANNER.

         Some of the component hardware incorporated into the Autoscope system, such as the supervisor computer and the video monitor, are standard computer hardware products that are available from multiple sources. Other parts, such as the microprocessor and digitizer, are manufactured to our specifications by third-party vendors for integration into the system. If current vendors of components for the Autoscope system fail to meet quality and performance expectations, and if alternative component vendors are unavailable, shortages of parts or the need to change vendors could limit our ability to manufacture the Autoscope system, which would harm our business reputation and financial results.

WE MAY FACE INCREASED COMPETITION IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION.

         Our success depends in large measure on the protection of our proprietary technology rights. We rely on trade secret, copyright and trademark laws, patents and confidentiality agreements with employees and third parties, all of which offer only limited protection. We cannot assure you that the scope of any current or future patents relating to our products will exclude competitors or provide competitive advantages to us, or that the current patent on the

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technology underlying the Autoscope system will be held valid if challenged. We also cannot assure you that others have not developed or will not develop similar products, duplicate any of our products or design around our patents. The reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could adversely affect our business and financial results. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and the diversion of management resources, either of which could harm our business.

         We have not applied for patent protection in all foreign countries in which we may market and sell the Autoscope system. Consequently, our proprietary rights in the technology underlying the Autoscope system will be protected only to the extent that trade secret, copyright or other non-patent protection is available in other countries and to the extent we are able to enforce our rights in those countries. The laws of other countries in which we market our products may afford little or no effective protection of our proprietary technology.

         The U.S. and foreign patents for certain aspects of the underlying technology for the Autoscope system are owned by the University of Minnesota. We have entered into a license agreement with the University of Minnesota, pursuant to which we have been granted an exclusive, worldwide license, with a right to grant sub-licenses, to make, have made, use, sell and lease products incorporating the Autoscope technology, and we pay royalties to the University for this license. The University of Minnesota may terminate the license only in limited circumstances, but any termination would prevent us from developing and selling our products and therefore would severely disrupt our business operations.

INCREASED COMPETITION MAY MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS, AND IF WE ARE UNSUCCESSFUL IN DEVELOPING NEW APPLICATIONS AND PRODUCT ENHANCEMENTS, OUR PRODUCTS MAY BECOME OBSOLETE.

         Competition in the area of advanced traffic management and surveillance is growing. Some of the companies that may compete with us in the business of developing and implementing traffic control systems have substantially more financial, technological, marketing, personnel and research and development resources than we have. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. If we are unable to compete successfully with these companies, the market share for our products will decrease, and competitive pressures may seriously harm our business.

         Additionally, the market for adaptive technology for vehicle detection is continuously seeking more advanced technological solutions to traffic management and control problems. Technologies such as embedded loop detectors, pressure plates, pneumatic tubes, radars, lasers, magnetometers, acoustics, and microwaves that have been used as traffic sensing devices in the past will be enhanced for use in the traffic management industry, and new technologies may be developed. We are aware of several companies that are developing traffic management devices using machine vision technology or other advanced technology. We expect that we increasingly

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will face competitive product developments, applications and enhancements. New technologies or applications in traffic control systems may provide our customers with alternatives to the Autoscope system and could render our products or technologies noncompetitive or obsolete. If we are unable to increase the number of our applications and develop and commercialize product enhancements and applications in a timely manner that respond to changing technology and satisfy the needs of our customers, our business and financial results will suffer. We cannot be certain that we will be successful in developing and marketing product enhancements or new products on a timely or cost-effective basis or that these products, if developed, will achieve market acceptance.

OUR INABILITY TO MANAGE GROWTH EFFECTIVELY COULD SERIOUSLY HARM OUR BUSINESS.

         Growth and expansion of our business could significantly strain our capital resources as well as the time and abilities of our management personnel. Our ability to manage growth effectively will require continued improvement of our operational, financial and management systems, and successful training, motivation and management of our employees. If we are unable to manage growth successfully, our business and operating results will suffer.

THE SIGNIFICANT CONTROL OVER SHAREHOLDER VOTING MATTERS THAT MAY BE EXERCISED BY OUR DIRECTORS AND OFFICERS MAY DEPRIVE OTHER SHAREHOLDERS OF THE ABILITY TO INFLUENCE CORPORATE ACTIONS.

         As of March 23, 2001 our directors and officers owned beneficially approximately 35.8% of our outstanding common stock. Accordingly, these shareholders may be able to influence the outcome of shareholder votes, including votes concerning the election of directors and the outcome of corporate actions requiring shareholder approval, such as mergers and acquisitions, regardless of how other shareholders may vote. This concentration of voting control among our officers and directors may result in the deferral, prevention or significant delay in a change in management or change in control of Image Sensing Systems and may constrain the voting or other rights of other holders of our Common Stock.

OUR BUSINESS OPERATIONS WILL BE SEVERELY DISRUPTED IF WE LOSE KEY PERSONNEL OR IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         Our technology is dependent upon the knowledge, experience, and skills of key scientific and technical personnel. Additionally, our ability to continue technological developments and to market our products, and thereby develop a competitive edge in the marketplace, depends in large part on our ability to attract and retain qualified scientific and technical personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be able to attract and retain the individuals we need. The loss of key personnel, or our inability to hire and retain qualified personnel, will harm our business.